Exhibit 10.1

July 1, 2022 (“Commitment Letter Date”)

Janel Group, Inc.
Expedited Logistics and Freight Services, LLC
ELFS Brokerage LLC
Janel Corporation
Expedited Logistics and Freight Services, LLC
233 7th Street, Suite 100
Garden City, New York 11530

Amendment to Senior Credit Facility
Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan and Security Agreement dated as of September 21, 2021 (as amended and in effect, the “Loan Agreement”) by and among Santander Bank, N.A. (“Lender”) and Janel Group, Inc., a New York corporation (“Janel”), Expedited Logistics and Freight Services, LLC, a Texas limited liability company (“ELFS”), ELFS Brokerage LLC, a Texas limited liability company (“ELFS Brokerage”), Janel Corporation, a Nevada corporation (“Parent”), and Expedited Logistics and Freight Services, LLC, an Oklahoma limited liability company (“ELFS OK, and together with Janel, ELFS, ELFS Brokerage, and Parent, each a “Loan Party Obligor” and collectively, the “Loan Party Obligors”).  Unless otherwise defined herein, all capitalized terms used herein shall have the meaning set forth in the Loan Agreement.

The Loan Party Obligors have advised Lender that the Loan Party Obligors are seeking an amendment to the Loan Agreement to, among other things (i) increase the Maximum Revolving Facility Amount to $35,000,000 (the “Revolver Increase”), and (ii) provide a bridge term loan (the “Bridge Loan”) to Parent in the principal amount of the Bridge Loan Amount ((i) and (ii), collectively, the “Amendment to Senior Credit Facility”), as more fully described in the Summary of Terms and Conditions attached as Exhibit A and Exhibit B hereto and incorporated herein by this reference (the “Summary of Terms”).  A portion of the proceeds of the Revolver Increase may, and the entire principal amount of the Bridge Loan shall, be used by the Loan Party Obligors to fund a portion of the acquisition (the “Acquisition”) by Parent of up to 45% of the issued and outstanding shares of Rubicon Technology, Inc., a Delaware corporation (the “Target”) pursuant to the terms and conditions of that certain Stock Purchase and Sale Agreement dated as of the date hereof by and between Parent and Target (the “Purchase Agreement”) and the Offer (as defined in the Purchase Agreement) pursuant thereto.  Lender is pleased to offer its commitment to provide the Revolver Increase and to fund the Bridge Loan on the Closing Date (the “Commitment”), upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms.

The Commitment of the Lender hereunder is subject solely to the satisfaction (or waiver by Lender) of the following conditions precedent: (a) since the date of the Purchase Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Purchase Agreement), (b) subject to the Limited Conditionality Provisions (as defined below), the execution and delivery by the Loan Party Obligors of the Amendment to Senior Credit Facility and related Loan Documents on the terms set forth in this Commitment Letter (it being understood and agreed that each party hereto will negotiate such additional terms in good faith to finalize the Amendment to Senior Credit Facility), and (c) the satisfaction (or waiver by Lender) of the other conditions precedent set forth in Exhibit B hereto and incorporated herein by this reference (clauses (a), (b) and (c) collectively, the “Exclusive Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the Commitment hereunder other than the Exclusive Funding Conditions (and upon satisfaction or waiver of the Exclusive Funding Conditions, the Revolver Increase and the funding of the Bridge Loan shall occur).

Notwithstanding anything set forth in this Commitment Letter or the Loan Documents, or any other letter agreement or other undertaking concerning the financing of the Offer to the contrary, (i) the only representations and warranties, the accuracy of which shall be a condition to availability of the Revolver Increase and the Bridge Loan on the Closing Date, shall be (x) such of the representations and warranties made by or on behalf of the Target in the Purchase Agreement as are material to the interests of the Lender, but only to the extent that you (or any of your affiliates) have the right to terminate your (or their) obligations (or to refuse to consummate the Offer) under the Purchase Agreement as a result of a breach of any of such representations and warranties (to such extent, the “Purchase Agreement Representations”) and (y) the Specified Representations (as defined below) made by the Loan Party Obligors in the Loan Documents and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Revolver Increase or the Bridge Loan on the Closing Date if the Exclusive Funding Conditions are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents (with respect to the Loan Party Obligors) relating to the legal existence of the Loan Party Obligors; power and authority, due authorization, execution, delivery and validity, in each case, related to the entering into, borrowing under, guaranteeing under, and performance of, the Loan Documents; the enforceability of the Loan Documents against the Loan Party Obligors; the execution and performance of the Loan Documents by the Loan Party Obligors not conflicting with or violating any Loan Party Obligor’s organizational documents; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of the Parent and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Offer and entering into the Amendment to Senior Credit Facility); USA PATRIOT Act; use of the proceeds of the Bridge Loan any Revolving Loans not violating laws applicable to sanctioned persons and laws and regulations promulgated by OFAC, anti-money laundering laws or the Foreign Corrupt Practices Act; and the obligations under the Bridge Loan constituting "Obligations" as defined in and under the Loan Agreement.  The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.  Without limiting the conditions precedent provided herein for availability of the Revolver Increase and the Bridge Loan on the Closing Date, the Lender will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of a Revolving Loan pursuant to the Revolver Increase and the Bridge Loan in a manner consistent with the Purchase Agreement.

In consideration of Lender’s Commitment and the other agreements contained herein, you agree with Lender as follows:

1.          Commitment Fee.  You will pay to Lender, for its own account, a commitment fee (the “Commitment Fee”) in the amount of $60,000. The Commitment Fee shall be paid simultaneously with the execution and delivery of this Commitment Letter by the Loan Party Obligors.

2.          Fees Generally. The Commitment Fee will be payable in U.S. dollars in immediately available funds as directed by Lender, free and clear of, and without deduction for, any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes).  Once paid, no portion of the Commitment Fee shall be refundable under any circumstances, and no portion of the Commitment Fee will be subject to counterclaim, set off or otherwise affected. Each portion of the Commitment Fee shall be fully earned upon becoming due and payable in accordance with the terms hereof and shall be in addition to any other fees, costs and expenses payable pursuant hereto or the definitive documentation for the Amendment to Senior Credit Facility.

By executing this Commitment Letter, the Loan Party Obligors agree to reimburse Lender from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other charges of Riemer & Braunstein LLP, as counsel to Lender, and (b) due diligence expenses) incurred in connection with the Amendment to Senior Credit Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

The Loan Party Obligors represent, warrant and covenant (which representation, warranty and covenant, in the case of any information relating to the Target, is to the best of the Loan Party Obligors’ actual knowledge) that (a) all financial projections concerning the Loan Party Obligors  that have been or are hereafter made available to Lender by the Loan Party Obligors or any of their representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions, and (b) all information which has been or is hereafter made available to Lender by the Loan Party Obligors or any of their representatives (or on their behalf) in connection with any aspect of the transactions contemplated (including, without limitation, the Acquisition) hereby (the “Information”), as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.  The Loan Party Obligors agree to furnish Lender with further and supplemental information from time to time until the date of the effectiveness of the Amendment to Senior Credit Facility (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date.  In issuing this commitment, Lender is and will be using and relying on the Information without independent verification thereof.

The Loan Party Obligors agree to indemnify and hold harmless Lender and each of its affiliates and their respective officers, directors, employees, agents, attorneys and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Amendment to Senior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Loan Party Obligors, their equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Loan Party Obligors also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any Loan Party Obligor or their affiliates or to their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.  Lender agrees, for itself and on behalf of each of the Released Parties, that Section 6.1 of the Loan Agreement is inapplicable to this Commitment Letter and the Revolver Increase and the funding of the Bridge Loan on the Closing Date in accordance with the terms of this Commitment Letter.

This Commitment Letter and the contents hereof are confidential and, except for disclosure hereof on a confidential basis to the Loan Party Obligors’ accountants, attorneys and other professional advisors retained by them in connection with the Amendment to Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any Person without Lender’s prior written consent; provided, however, it is understood and agreed that the Loan Party Obligors may disclose this Commitment Letter (including the Summary of Terms) (but with the fees redacted) after their acceptance of this Commitment Letter, (a) to the Target, subject to notification of the Target of the confidentiality hereof, (b) to First Merchants Bank or other creditors solely in connection with obtaining required consents to the transactions contemplated hereby and (c) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.  Lender hereby notifies the Loan Party Obligors that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Party Obligors, which information includes the name and address of each Loan Party Obligor and other information that will allow Lender to identify you in accordance with the Act.

In connection with all aspects of each transaction contemplated by this Commitment Letter, the Loan Party Obligors acknowledge and agree that:  (a)  (i) the services and transactions described herein regarding the Amendment to Senior Credit Facility are arm’s-length commercial transactions between the Loan Party Obligors, on the one hand, and Lender, on the other hand, (ii) the Loan Party Obligors have consulted  their our own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) the Loan Party Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; and (b) (i) Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any other Person and (ii) Lender has no obligation to the Loan Party Obligors with respect to the transaction contemplated hereby except those obligations expressly set forth herein. To the fullest extent permitted by law, each Loan Party Obligor hereby waives and releases any claims that such Loan Party Obligor may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding four paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Amendment to Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Lender hereunder.

This Commitment Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Lender of a manually signed paper communication which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, Lender is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Lender pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Lender has agreed to accept such Electronic Signature, Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Loan Party Obligors without further verification and (b) upon the request of Lender, any Electronic Signature shall be promptly followed by a manually executed, original counterpart.  “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.

This Commitment Letter (including the Summary of Terms) shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of the Loan Party Obligors and Lender hereby irrevocably waive any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the transactions contemplated hereby and thereby or the actions of Lender in the negotiation, performance or enforcement hereof.  The commitments and undertakings of Lender may be terminated by Lender if the Loan Party Obligors fail to perform your obligations under this Commitment Letter on a timely basis.

This Commitment Letter (including the Summary of Terms) embodies the entire agreement and understanding among Lender and the Loan Party Obligors with respect to the Amendment to Senior Credit Facility and supersede all prior agreements and understandings relating to the specific matters hereof.  However, please note that the terms and conditions of the commitment of Lender hereunder are not limited to those set forth herein or in the Summary of Terms.  Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties.  No party has been authorized by Lender to make any oral or written statements that are inconsistent with this Commitment Letter.  This Commitment Letter is not assignable by the Loan Party Obligors without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of Lender hereunder will expire at 5:00 p.m. (New York time) on July 1, 2022 unless the Loan Party Obligors execute this Commitment Letter and return it to Lender prior to that time (which may be by fax transmission or other electronic mail transmission), whereupon this Commitment Letter (including the Summary of Terms) (which may be signed in one or more counterparts) shall become a binding agreement.  Thereafter, all commitments and undertakings of Lender hereunder will expire on September 15, 2022 unless definitive documentation for the Amendment to Senior Credit Facility is executed and delivered prior to such date.  In consideration of the time and resources that Lender will devote to the Amendment to Senior Credit Facility, the Loan Party Obligors agree that, until such expiration, the Loan Party Obligors will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Loan Party Obligors.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

SANTANDER BANK, N.A.

By:	/s/ Jennifer Baydian
Name:	Jennifer Baydian
Title:	Senior Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

JANEL GROUP, INC.
EXPEDITED LOGISTICS AND FREIGHT SERVICES, LLC
ELFS BROKERAGE LLC
EXPEDITED LOGISTICS AND FREIGHT SERVICES, LLC

By:	/s/ William Lally Jr.
Name:	William Lally Jr.
Title:	President

JANEL CORPORATION

By:	/s/ Vincent A. Verde
Name:	Vincent A. Verde
Title:	Principal Financial Officer, Treasurer and Secretary

Exhibit A

SUMMARY OF TERMS AND CONDITIONS
JANEL GROUP, INC. et al.
AMENDMENT TO SENIOR SECURED CREDIT FACILITY

Capitalized terms used herein but not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

THE TERMS AND CONDITIONS OF LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL REMAIN IN FULL FORCE AND EFFECT, EXCEPT TO THE EXTENT THE SAME ARE MODIFIED BY THE FOLLOWING TERMS.

Amendments to senior Credit
Facility:
1.          Revolving Facility:  A $3.5MM increase in the existing revolving loan facility (the “Revolving Commitment Increase”) with the Revolver Borrowers from USD $31.5 million to USD $35 million (the “Revolving Facility).

2.          Bridge Loan: A term loan facility made to the Bridge Loan Borrower, all of which will be drawn on the Closing Date in a principal amount equal to the lesser of (i) $12,000,000, and (ii) the amount which is equal to the Bridge Loan Borrower’s share of the Dividend, as defined on Exhibit B hereto (the “Bridge Loan Amount”).

Revolver Borrowers:
Janel Group, Inc., a New York corporation, Expedited Logistics and Freight Services, LLC, a Texas limited liability company, and ELFS Brokerage LLC, as Texas limited liability company, individually and collectively, jointly and severally (“Revolver Borrowers”).

Bridge Loan Borrower:	Parent

Revolving Facility
Guarantors:	Parent and Expedited Logistics and Freight Services, LLC, an Oklahoma limited liability company (“Expedited OK”)

Bridge Loan Guarantors:	Revolver Borrowers and Expedited OK

Lender:	Santander Bank, N.A., a national banking association

Purpose:	1.	The proceeds of the Revolving Facility shall be used for general corporate purposes of the Loan Party Obligors and their subsidiaries not in contravention of any law or of any Loan Document (as defined below), and to fund the Second Amendment Distribution (as defined below).

2.          The proceeds of the Bridge Loan shall be used to fund a portion of the costs of the Acquisition.

Closing Date:	The execution of the Loan Documents (as defined below), anticipated to occur on or before September 15, 2022 (the “Closing Date”).

Interest Rates:	1.	Revolving Facility: unchanged from existing terms.

2.          Bridge Loan: SOFR Rate plus SOFR Adjustment plus SOFR Rate Margin (for avoidance of doubt with a floor of 0.65% on the SOFR Rate)

Maturity:	1.	Revolving Facility: unchanged from existing terms.

2.          Bridge Loan: shall be due on the earlier of (i) 20 Business Days following the actual Closing Date, or (ii) on the date in which the Parent receives the Dividend.

Collateral:	The Bridge Loan will be cross-collateralized with the Revolving Facility.

Conditions Precedent
to Closing:
In addition to the matters set forth on Exhibit B hereto, the closing of the Amendment to Senior Credit Facility will be subject to satisfaction of the following, in each case, in form and substance satisfactory to the Lender:

(a)
Loan Documentation. The negotiation, execution and delivery of definitive documentation with respect to the Amendment to Senior Credit Facility satisfactory to the Lender (collectively, the “Loan Documents”).

(b)
First Merchants Subordination.  The execution of a Fourth Amendment and Ratification of Debt Subordination Agreement with First Merchants Bank whereby the amount of Senior Debt (as defined therein) is increased from $31,500,000 by the amount which is the sum of (i) the  Revolving Commitment Increase and (ii) Bridge Loan Amount; provided however, that such cap shall be reduced by the Bridge Loan Amount upon repayment in full thereof.

(c)
Fees and Expenses.  The Lender shall have received payment of all fees and expenses (including the fees and expenses of counsel (including any local counsel) for the Lender) owing pursuant to the Loan Documents and fee letters entered into in connection with the Loan Documents.

Events of Default:	The Bridge Loan will be cross-defaulted with the Revolving Loan Facility. The Events of Default otherwise remain unchanged.

Fees:	The Commitment Fee as described in the Commitment Letter.

One Time Waivers
and Consents:
In connection with the consummation of the Acquisition, the Lender hereby provides the following consents and waivers, each of which are a one-time waiver and consent, and relate solely to the Acquisition and the Second Amendment Distribution (defined below), and shall not be deemed to constitute an agreement by the Lender to consent to or waive any other provision of the Loan Agreement (i) in the future, or (ii) which do not relate to the transactions contemplated by the Amendment to Senior Credit Facility:

1.         Acquisition.  The Lender hereby consents to the Parent consummating the Acquisition and hereby waives any Event of Default that would occur as a result of the consummation thereof.

2.        Second Amendment Distribution. The Lender hereby consents to the distribution to be made by Janel to the Parent in the approximate amount of $2,500,000, on or about the Closing Date, and to be funded with proceeds of a Revolving Loan, which shall be used by the Parent to fund a portion of the costs of the Acquisition, and hereby waives any Event of Default that would occur as a result of the making thereof.

Exhibit B

SUMMARY OF ADDITIONAL TERMS

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this Exhibit B is attached.

A.          The funding of the Bridge Loan shall be subject to the following additional conditions precedent:

1.
The expiration of the Offer shall have occurred and all conditions to the Offer as set forth in the Offer Documents (as defined in the Purchase Agreement) shall have been met, other than any such conditions which by their nature cannot be satisfied until the date of the Offer Closing (as defined in the Purchase Agreement) and no fact or circumstance exists that would prevent the satisfaction of the conditions to the Offer in all material respects in accordance with the Purchase Agreement (in each case without any waiver, amendment, modification or supplement thereof by the Borrower or any of its affiliates or any consent or election thereunder by the Borrower or any of its affiliates (any one of the foregoing, a “Modification”) that, in any such case, is material and adverse to the Lender without the prior written consent of the Lender (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that any Modification that results in a change to the definition of the term “Company Material Adverse Effect” or a change to, or waiver of, Section 2.6(a) or Section 5.10 of the Purchase Agreement (as in effect on the Commitment Letter Date), in each case shall be deemed to be materially adverse to the Lender).

2.
The dividend contemplated under Section 5.10 of the Purchase Agreement in an amount equal to no less than $10.50, but no more than $11.00, per share of common stock of the Target (the “Dividend”) shall have been duly authorized by the Target and all conditions to the declaration and payment of the Dividend shall have been satisfied, other than the occurrence of the Effective Time (as defined in the Purchase Agreement).

3.
The Purchase Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provisions, and the Specified Representations shall be true and correct in all material respects (or in all respects, if separately qualified by materiality).

4.
Subject to the Limited Conditionality Provisions, the Lender shall have received customary opinions; corporate documents and officers’ certifications; organizational documents; customary evidence of authorization to enter into the Loan Documents; and good standing certificates in jurisdictions of formation/organization (to the extent such a certificate exists in the applicable jurisdiction) of the Loan Party Obligors.

5.
The Lender shall have received unaudited consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Target and its consolidated subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after December 31, 2021 and at least 40 days prior to the Closing Date (and the Lender hereby acknowledge receipt of such unaudited financial statements as of and for the fiscal quarters ended March 31, 2022).

B.          The funding of the Bridge Loan shall be subject to the following conditions subsequent:

1.          Within five (5) Business Days of the Closing Date, the Offer Closing (as defined in the Purchase Agreement) shall have occurred in accordance with the Purchase Agreement (in each case without Modification that, in any such case, is material and adverse to the Lender without the prior written consent of the Lender (not to be unreasonably withheld, conditioned or delayed).

2.          Within twenty (20) Business Days of the Closing Date, Parent shall have received proceeds of the Dividend in an amount not less than the outstanding principal amount of the Bridge Loan.

It is understood and agreed that the foregoing conditions subsequent are not conditions to the Lender’s obligation to fund the Loans contemplated on the Closing Date; provided, however, the failure of the Parent to satisfy such conditions within the time periods indicated shall result in an immediate Event of Default under the Loan Agreement.